Exhibit (4)

                            ARTICLES OF INCORPORATION
                                       OF
                      COMMUNITY FIRST FINANCIAL CORPORATION


                                    ARTICLE I

         The name of the Corporation is COMMUNITY FIRST FINANCIAL CORPORATION.


                                   ARTICLE II

         The purpose for which the Corporation is organized is to act as a bank holding company or, subject to regulatory consent, as a financial holding company, and to transact any and all lawful business not required to be specifically stated in the Articles of Incorporation, for which corporations may be formed under the Virginia Stock Corporation Act.


                                   ARTICLE III

         The Corporation is authorized to issue (a) 10,000,000 shares of common stock; and (b) 1,000,000 shares of preferred stock, par value $10 per share, having such preferences, limitations, relative rights, and other terms and privileges as may be established by the board of directors of the Corporation by adoption of an amendment to these Articles pursuant to Section 13.1-639 of the Code of Virginia.

There shall be no preemptive rights with respect to any shares of the Corporation's capital stock or the holders thereof, or with respect to any security or obligation convertible into or giving the right to purchase such shares.


                                   ARTICLE IV

         The number of directors constituting the initial Board of Directors of the Corporation is 9. The names and addresses of the persons who are to serve as initial directors are as follows:

              NAME                         ADDRESS                       INITIAL TERM
              ----                         -------                       ------------

Class A    Thomas S. Mignogna         217 Anthony Home Road          Until the annual meeting
                                      Huddleston, VA  24104          of stockholders in 2003

           Dr. Larry H. Redmond       4905 Mountain Laurel Drive     Until the annual meeting
                                      Lynchburg, VA  24503           of stockholders in 2003

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

           J. Michael Thomas          234 Sunrise Drive              Until the annual meeting
                                      Forest, VA  24551              of stockholders in 2003

Class B    A. C. Coleman              1530 Charlemont Road           Until the  annual  meeting
                                      Big Island, VA  24526          of stockholders in 2004

           Walter G. Mason, II        1125 Templeton Mill Road       Until the annual meeting
                                      Lynchburg, VA  24503           of stockholders in 2004

           Daniel P. Thornton         1239 Fair Oaks Lane            Until the annual meeting
                                      Lynchburg, VA  24503           of stockholders in 2004


Class C    R. Thomas Beach            Lochwood Hall                  Until the  annual  meeting
                                      2710 Goode Station Road        of stockholders in 2005
                                      Goode, VA 24556

           Dr. Frank C. Crist, Jr.    767 Turkey Foot Road           Until the annual meeting
                                      Forest, VA  24551              of stockholders in 2005

           John L. Wynne              1688 Holcomb Rock Road         Until the annual meeting
                                      Lynchburg, VA  24503           of stockholders in 2005

The number of directors hereafter shall be determined as set forth from time to time in the Bylaws of the Corporation. The directors shall be divided into three classes as nearly equal in size as is feasible, each to serve staggered terms of three years except for the initial terms set forth above.


                                    ARTICLE V

         The address of the Corporation's initial registered office shall be 800 SunTrust Plaza, P.O. Box 40013, Roanoke, Virginia 24022-0013, in the City of Roanoke, Virginia. The name of the Corporation's initial registered agent shall be Eugene E. Derryberry, who is a resident of Virginia and a member of the Virginia State Bar, and whose business office is identical with the registered office.

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
                                   ARTICLE VI

         The Corporation shall indemnify its directors, officers and employees to the fullest extent permitted by the Virginia Stock Corporation Act, as it may be amended from time to time. Without limiting the foregoing:

         (1) Except for the provisions set forth below, each director and officer of the Corporation shall be fully indemnified by the Corporation against liabilities, judgments, fines, penalties, and claims imposed upon, asserted or incurred by him (including amounts paid in settlement) by reason of having been a director or officer of the Corporation, whether or not he is then serving in such capacity. Each director and officer shall also be fully indemnified by the Corporation against all cost and expense (including counsel fees) actually incurred by him as a party, or otherwise, in connection with or arising out of any threatened, actual, pending or appealed action, suit or proceeding, whether civil, criminal, administrative, investigative, or arbitrative.

         (2) The right to indemnification otherwise provided does not extend to the following situations:

                  (a) No director, officer or employee shall be entitled to indemnification or reimbursement for amounts actually paid to the Corporation pursuant to a settlement agreement, or in satisfaction of a judgment arising out of litigation that was brought by or in the right of the Corporation; and

                  (b) No director, officer or employee shall be entitled to indemnification of any amount or expense where he has been finally adjudged to be liable by reason of gross negligence, or willful misconduct or criminal conduct in the performance of his duties. Termination of any action, suit or proceeding by judgment, order, or conviction whether based on a plea of nolo contendere, or its equivalent, shall not be deemed a final adjudication that the director, officer or employee has committed or allowed some act or omission to occur in gross negligence, or as a result of willful misconduct, provided, independent counsel selected by the Board of Directors shall, within thirty (30) days of such judgment, order, or conviction, give the Board a written opinion that the director, officer or employee acted in good faith in what he thought was the best interest of the Corporation, or was at least not opposed to the best interest of the Corporation, or in the case of a criminal proceeding, that he had no reasonable cause to believe his conduct was unlawful. In the event the Board receives an opinion to this effect from independent counsel, the disinterested members of the Board of Directors may, by majority vote, approve the indemnification of the director or officer's costs and expenses incurred in the action, suit or proceeding notwithstanding the prior determination.

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

         (3) Every reference in this Article to director or officer shall include every director or officer, or former director or officer of the Corporation, and every person who may have served at its request as a director or officer of another corporation in which the Corporation owned shares of stock, or of which it is a creditor, and in all such cases, his heirs, executors and administrators. The Corporation may choose to indemnify such other existing and former employees as it deems appropriate, and their executors, heirs and administrators.

         (4) Any reasonable costs or expenses actually incurred with respect to any threatened or actual claim, action, suit or proceeding of the character described in the first paragraph of this Article may be advanced to the director or officer by the Corporation prior to a final disposition of the matter upon the receipt of:

                  (a) A written statement from the director or officer of his belief that he has discharged his duties in good faith and that he believes his conduct was in the Corporation's best interests, or at least not opposed to its best interests, and in the case of a criminal proceeding that he had no reasonable cause to believe his conduct unlawful; and

                  (b) A written agreement executed by him, or on his behalf, to repay any amount advanced if it is ultimately determined that he is not entitled to indemnification under this Article or the law. The Board shall not require security for this agreement, nor shall the advance of costs and expenses be conditioned upon the recipients financial ability to repay sums advanced.

                           Upon receipt of the agreement and written statement, the disinterested members of the Board of Directors, provided there is more than one, shall review the requested advance and make a determination by a majority of those voting that the facts then known would not preclude indemnification under this Article or the law. In the event there are not two or more disinterested directors, the Board, voting as a whole, may appoint special counsel to review the request and make a determination, or it may refer the matter for shareholder approval. The determination to make an advance involves a review of whether the person requesting the advance has met the requisite standard of conduct and is eligible for indemnity as well as the financial ability of the Corporation to make the advance. Once a determination to permit an advance is made, the issuance of funds will be based on an analysis of the reasonableness of the amounts requested, and the purpose for which they are to be expended.

         (5) The Corporation may acquire insurance for the purpose of indemnifying the directors, officers and other employees to the extent that such indemnification is allowed in paragraph

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

                  one and two of this Article. Insurance purchased under this Article, may, but need not, be for the benefit of all directors, officers or employees.

         (6) The rights of indemnification provided by this Article are in addition to, and not exclusive of, any of the rights to which the directors or officers may be entitled under any bylaw, agreement, vote of stockholders or otherwise.



                                    /s/   Eugene E. Derryberry
                                   ----------------------------------
                                   Eugene E. Derryberry, Incorporator






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